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                                                                    Exhibit 23.3


November 3, 1999


E-Cruiter.com Inc.
360 Albert Street, Suite 1510
Ottawa, ON K1R7X7

Dear Sirs:

We hereby consent to the references to our firm under the headings "Material Income Tax Considerations" and "Legal Matters" in the prospectus which is a part of E-Cruiter.com Inc's registration statement on Form F-1, File No. 333-87537.

In giving this consent we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.


Yours very truly,



Weil, Gotshal & Manges LLP